Exhibit 99.1

Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2024 First Quarter Results

FOR IMMEDIATE RELEASE: 5/7/2024

Rock Island, IL – May 7, 2024 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three months ended March 31, 2024.

first QUARTER ENDED March 31, 2024 – FINANCIAL RESULTS

Net earnings totaled $2,239,000, or $0.76 per share, for the first quarter of 2024, compared to net earnings of $1,579,000, or $0.54 per share, for the first quarter of 2023. Book value per share increased to $21.88 at March 31, 2024, from $21.35 at December 31, 2023. This increase is due to increased net earnings, slightly offset by unrealized losses on our fixed income portfolio.

Direct premiums written increased by $2,921,000, or 14.0%, to $23,736,000 for the first quarter of 2024, from $20,815,000 for the same period in 2023. Net premiums earned increased by $2,421,000, or 13.6%, to $20,222,000 for the three months ended March 31, 2024, from $17,801,000 for the same period in 2023. The increase in net premiums earned is driven by increased premium writings in 2024 and the latter half of 2023.

For the first quarter of 2024, the Company ceded to reinsurers $3,370,000 of earned premiums, compared to $2,484,000 of earned premiums for the first quarter of 2023. The drivers of this increase include additional direct written premium in the current quarter plus the addition of a ceding allowance on our first property and casualty reinsurance contracts.

Net investment income increased by $231,000, or 19.1%, to $1,440,000 for the first quarter of 2024, as compared to $1,209,000 for the same period in 2023. The increase is the result of an increase in the interest rates earned on the investments in our portfolio.

Net unrealized gains on investments increased $635,000 year over year to $1,274,000 in gains for the first quarter of 2024, compared to gains of $639,000 for the same period in 2023.

Losses and settlement expenses increased by $1,289,000, or 11.7%, to $12,337,000 for the first quarter of 2024, from $11,048,000 for the same period in 2023. This increase was in line with the additional earned premium this quarter.

Policy acquisition costs and other operating expenses increased by $1,313,000, or 20.7%, to $7,663,000 for the first quarter of 2024, from $6,350,000 for the same period in 2023. The increase was mainly the result of increased commissions. Salary expense is up slightly quarter over quarter due to increased headcount.

Total assets increased by $5,416,000, or 2.6%, from $211,017,000 on December 31, 2023, to $216,433,000 on March 31, 2024. The investment portfolio, which consists of fixed income securities, common stocks, preferred stocks, property held for investment, and other invested assets, decreased by $112,000, or 0.1%, from $140,853,000 on December 31, 2023, to $140,741,000 on March 31, 2024. This decrease was due to our holding more cash and cash equivalents, which will be deployed to invested assets in the second quarter.

Total equity increased by $1,681,000, or 2.5%, from $67,004,000 as of December 31, 2023, to $68,685,000 as of March 31, 2024. The main driver of this increase was our increased net earnings, slightly offset by unrealized losses on our fixed income portfolio.

first QUARTER ENDED March 31, 2024 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 61.0% for the three months ended March 31, 2024, compared with 62.1% the same period in 2023.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 37.9% for the three months ended March 31, 2024, compared to 35.7% for the same period in 2023.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 98.9% for the three months ended March 31, 2024, compared to 97.8% for the same period in 2023.

MANAGEMENT COMMENTARY

"Our core insurance business remains strong as we start 2024. We have maintained pricing discipline and increased earned premiums by 13.6% year over year. Concurrently, losses and settlement expenses are up only 11.7%. The premium distribution continues to be balanced, with direct writings increasing by double digit percentages in over half the states in which we currently write.

"We have worked with our investment partners to realign our investments to maintain higher rate fixed maturity securities and take advantage of the continued improvement in the equity markets. In addition, we have increased cash and cash equivalents in order to purchase additional invested assets in the second quarter. The continued positive cash flow from operations has allowed the Company to position the portfolio duration conservatively and appropriately.

"We are pleased to see another unusually strong first quarter. We anticipate very healthy results this year as we enter new markets and states with our proven underwriting approach," stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, including their effects on claims activity and the business operations of the Company and of our current and potential customers; new theories of liability; judicial, legislative, regulatory, and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	March 31,	December 31,
	2024	2023
	(Unaudited)
Assets:
Investments and cash:
Fixed maturity securities (amortized cost of $118,359,809 at 3/31/2024 and $119,336,041 at 12/31/2023)	$109,168,285	$110,955,697
Common stocks at fair value	13,369,954	12,191,621
Preferred stocks at fair value	3,046,812	2,896,296
Other invested assets, net of allowances for credit losses of $39,000 at 3/31/2024 and $39,000 at 12/31/2023	9,040,528	8,898,409
Property held for investment, at cost, net of accumulated depreciation of $728,443 at 3/31/2024 and $682,402 at 12/31/2023	6,115,025	5,910,864
Cash and cash equivalents	7,026,999	1,478,135
Total investments and cash	147,767,603	142,331,022
Accrued investment income	962,242	915,156
Premiums and reinsurance balances receivable, net of allowances for credit losses of $136,000 at 3/31/2024 and $143,000 at 12/31/2023	36,450,702	37,220,433
Ceded unearned premiums	724,172	755,099
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for credit losses of $88,000 at 3/31/2024 and $82,000 at 12/31/2023	13,738,899	12,736,579
Federal income taxes	2,386,403	2,775,366
Deferred policy acquisition costs, net	8,643,538	8,552,459
Property and equipment, at cost, net of accumulated depreciation of $7,109,013 at 3/31/2024 and $6,990,076 at 12/31/2023	3,363,731	3,325,322
Other Assets, net of allowances for credit losses of $5,000 at 3/31/2024 and $5,000 at 12/31/2023	2,395,727	2,405,577
Total assets	$216,433,017	$211,017,013

Liabilities:
Unpaid losses and settlement expenses	$77,650,986	$71,919,585
Unearned premiums	47,450,348	47,259,637
Reinsurance balances payable	663,886	1,132,301
Corporate debt	15,000,000	15,000,000
Accrued expenses	5,783,483	7,442,617
Other liabilities	1,198,903	1,259,324
Total liabilities	147,747,606	144,013,464

Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(5,776,979)	(5,710,324)
Additional paid-in capital	33,421,997	33,330,846
Accumulated other comprehensive (loss), net of tax	(7,261,448)	(6,621,336)
Retained earnings	50,083,573	47,844,368
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(1,816,732)	(1,875,005)
Total equity	68,685,411	67,003,549
Total liabilities and equity	$216,433,017	$211,017,013

1 Par value $0.01; authorized: 2023 – 10,000,000 shares and 2022 – 10,000,000 shares; issued: 2023 – 3,500,000 shares and 2022 – 3,500,000 shares; outstanding: 2023 – 3,138,976 and 2022 – 3,138,976 shares

2 2023 – 361,024 shares and 2022 – 361,024 shares

3 2023 – 181,671 shares and 2022 – 187,498 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	March 31,
	2024	2023
Net premiums earned	$20,222,366	$17,801,297
Net investment income	1,440,202	1,209,415
Net realized investment gains (losses)	150,686	(75,565)
Net unrealized gains on investments	1,273,890	639,418
Other (loss) income	(5,037)	45,836
Consolidated revenues	23,082,107	19,620,401
Losses and settlement expenses	12,336,928	11,047,681
Policy acquisition costs and other operating expenses	7,663,099	6,349,581
Interest expense on debt	45,904	45,400
General corporate expenses	200,770	193,674
Total expenses	20,246,701	17,636,336
Earnings before income taxes	2,835,406	1,984,065
Total income tax expense	596,201	405,520
Net earnings	$2,239,205	$1,578,545

Other comprehensive (loss) earnings, net of tax	(640,112)	1,596,353
Comprehensive earnings	$1,599,093	$3,174,898

Earnings per share:
Basic:
Basic net earnings per share	$0.76	$0.54
Diluted:
Diluted net earnings per share	$0.75	$0.53

Weighted average number of common shares outstanding:
Basic	2,953,441	2,942,659
Diluted	2,969,446	2,956,273